Exhibit 99.1

NEWS RELEASE
Atlanta, Georgia
Nov. 5, 2010

Contact: Investor Relations
Phone: (770) 729-6512
E-mail: investor.relations@ems-t.com
www.ems-t.com
EMS Technologies Announces Strong Third Quarter Profits
ATLANTA – Nov. 5, 2010 – EMS Technologies, Inc. (NASDAQ: ELMG) today announced significantly higher third-quarter operating income in 2010 compared with 2009. The continued recovery in the Company’s LXE mobile-computing business was the biggest contributor to the this increased profitability. These consolidated third-quarter results also follow year-over-year growth in operating income reported for the first and second quarters of this year.
Third-quarter 2010 operating income was $4.3 million and earnings from continuing operations were $3.5 million, or $0.23 per share, on revenues of $85.7 million. For the comparable period in 2009, operating income was $2.6 million and earnings from continuing operations were $6.0 million, or $0.39 per share, on revenues of $85.7 million. The 2009 net earnings included $4.1 million of income tax benefits for research credits and the benefit of tax losses in certain jurisdictions. Adjusted EBITDA for the third quarter increased 24% year-over-year, with $9.5 million in 2010 as compared with $7.7 million in 2009. The Company also generated approximately $16 million in cash flow from continuing operations during the third quarter, further improving an already strong balance sheet.
“Among our key goals for 2010 has been to execute a strong year of recovery and to improve alignment across our segments. The first three quarters have shown the success of the EMS team’s focus on these goals, resulting in improved efficiency, quality and profitability in our businesses and more coordinated development,” stated Neil Mackay, president and CEO, EMS Technologies. “Although revenues from some market sectors in commercial aviation remain slow, renewed activity in markets for our rugged mobile-computing products, especially in North America, have also helped our overall profitability continue to improve.”

NEWS RELEASE (Continued) Atlanta, GA Nov. 5, 2010
Continued Improvement in Market for Rugged Mobile Computers
The Company’s LXE rugged mobile computers generated higher revenues (year-over-year for comparable quarters) for the third consecutive quarter, mainly on the strength of recovering North American markets. Sales growth and operational improvements combined to push LXE’s Adjusted EBITDA to $3.2 million, which was the highest third-quarter total in history. The third quarter’s 9% Adjusted EBITDA margin was the highest for any quarter since 2006.
In addition to the profit performance for the period, we believe the third quarter included a step forward for the LXE product line, which in September introduced the Marathon™ field computer. The Marathon field computer is part of EMS’s long-term strategy to project its terrestrial terminal technologies and products into broader markets for mobile connectivity. Smaller than a laptop, with a larger screen and greater computing power than a PDA, and able to communicate over wide-area networks, the Marathon field computer is targeted for the mobile worker in field-force automation, route accounting and public safety. We expect that the capabilities of this device will also be important to the development of broader solutions for aviation and tracking applications in the future. The Company expects to begin delivering this new product in early 2011.
High-Speed Data Products Drive Profits in Aviation
The Company’s Aviation business generated $3.4 million in Adjusted EBITDA on revenues of $24.1 million for the third quarter of 2010, compared with $1.8 million in Adjusted EBITDA on revenues of $25.7 million for the comparable period one year earlier. The higher profitability in 2010 compared with 2009 resulted from a more favorable mix of contracts and ongoing cost reductions.
Sales of high-speed satellite connectivity products for both military and larger commercial aircraft anchored the third quarter. However, the business jet market remains slow, and the rollout of air-to-ground connectivity systems has been uneven, with both of these sectors still feeling the effects of an uncertain economy. We believe that these sectors are unlikely to show stronger signs of recovery before mid-2011.
Recently, EMS announced the launch of its new Aspire™ airborne communications systems. This family of innovative products supports communications via the Inmarsat or Iridium networks and offers valuable flexibility to aircraft operators and manufacturers. Aspire products will allow EMS to expand its business base into the market for small- and medium-sized business aircraft. The first Aspire systems will be available for shipping in the fourth quarter of this year.
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NEWS RELEASE
(Continued)

Atlanta, GA
Nov. 5, 2010
Expanded Market Reach of Global Tracking
Third-quarter Adjusted EBITDA for the EMS Global Tracking business was $0.9 million in 2010 on $9.4 million of revenues, compared with $1.5 million Adjusted EBITDA in the third quarter of 2009 on $10.8 million in revenues. Factors affecting this comparison included search-and-rescue orders that were delayed into the fourth quarter and a temporary drop in airtime revenues while a defense customer upgraded its network capabilities. Based on high activity in the Company’s tracking markets, fourth-quarter revenues are expected to be significantly higher than the third-quarter level.
There are several reasons for the positive outlook for Global Tracking, one of which is the favorable reception that tracking markets have given to the recently-introduced Osprey™ personal tracker. The Company has just announced its first 1,000-unit order for this new product, which was selected by a major provider of satellite-based services for its vessel monitoring system (“VMS”). This VMS uses the Osprey personal tracker not only to enable alerts and messaging in emergency situations, but also to help effective management of fisheries. In addition to the expanded product reach offered by the Osprey personal tracker, the EMS Global Tracking business has also recently expanded its geographic reach with a significant order for tracking equipment and services for a major U.S. defense supplier in the Middle East.
Maintaining Strong Execution at Defense & Space
The EMS Defense & Space business continued to execute effectively on production-phase programs and to control costs well in the third quarter. As a result, this business achieved an Adjusted EBITDA margin of 14%, earning Adjusted EBITDA of $2.3 million on revenues of $16.8 million in the third quarter of 2010, which is comparable with the second quarter of this year. The 2010 third-quarter results were lower than the 2009 results of $3.1 million in Adjusted EBITDA on revenues of $23.0 million, due to completion of work on a large cost-plus defense program.
The D&S backlog was down from $85 million at the beginning of the quarter to $71 million at the end. The Company believes that the low orders level in the third quarter reflects the current uncertainty in defense budgets, with the start-up of some communications programs being delayed for a quarter or more. However, we believe that there is promising new business potential in high-volume antenna applications, where the Company has exceptional expertise and experience.
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NEWS RELEASE
(Continued)

Atlanta, GA
Nov. 5, 2010
Business Outlook Is Optimistic
“The favorable business developments in the third quarter, and indeed in the first nine months, do not merely reflect improving economic conditions in certain of our markets. They are also the product of the Company’s focus on doing things that make businesses better: reducing product and operating costs, expanding channels to market, and capitalizing on new technologies,” said Mackay. “We believe that our rugged mobile-computing and global tracking businesses are already realizing substantial benefits from this Company focus. Our Aviation and D&S businesses, though facing lower revenues and current market uncertainties, have nonetheless continued to improve their profitability as well, and I believe they have put themselves in very good position for future market opportunities. We are especially optimistic about the long-term prospects for our Aviation business because of our market position as the leading connectivity enabler for commercial aircraft.
“We believe that the Company is on pace to achieve earnings from continuing operations in the upper end of the range of revised guidance of $0.80 to $0.90 per share, excluding acquisition-related charges and goodwill impairment and related charges. This estimate includes an effective income tax rate for the year of approximately 19 percent, based on the assumption that the tax credit provision related to research and development expenditures in the U.S. is not enacted into law for 2010. Furthermore, we expect that our Adjusted EBITDA for the full year 2010 will be in the range of approximately $38 to $40 million, which would be an all-time record for EMS.”
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NEWS RELEASE
(Continued)

Atlanta, GA
Nov. 5, 2010
About EMS Technologies, Inc.
EMS Technologies, Inc. (NASDAQ: ELMG) is a leading provider of wireless connectivity solutions over satellite and terrestrial networks. EMS keeps people and systems connected, wherever they are — on land, at sea, in the air or in space. Serving the aeronautical, asset tracking, security, defense, and mobile computing industries, EMS products and services enable universal mobility, visibility and intelligence. EMS has four operating segments:
•	EMS Aviation supplies a broad array of communications terminals and antennas that enable end-users in aircraft and other mobile platforms to communicate over satellite and air-to-ground links; connectivity products, including aeronautical wi-fi communications and data storage, aeronautical voice and tracking, and satellite-based machine-to-machine mobile communications;
•	EMS Defense & Space supplies highly-engineered subsystems for defense electronics and sophisticated satellite applications – from military communications, radar, surveillance and countermeasures to commercial high-definition television, satellite radio, and live TV for innovative airlines;
•	EMS Global Tracking supplies global telematics, security, and force-tracking solutions, and is a pioneer in search and rescue technology. These solutions are used around the world to locate, track and communicate with cargo, personnel and fleets, even in the world’s most remote and hostile places; and
•	LXE is a leading provider of rugged mobile computers and wireless data networks for automatic identification and data capture. LXE’s products currently serve mobile information users at over 7,500 sites worldwide, mainly in distribution centers, warehouses and container ports.
Visit www.ems-t.com for more information.
There will be a conference call at 9:30 AM Eastern time on November 5, 2010, in which the Company’s management will discuss the financial results for the third quarter of 2010. If you would like to participate in this conference, please dial 1-888-674-0222 (international callers dial 1-201-604-0498) approximately 10 minutes before the call is scheduled to begin. A taped replay of the conference call will be available through November 12, 2010 by dialing 1-888-632-8973 and entering the replay code 27779671 followed by the # sign. (International callers use 1-201-499-0429 and enter same replay code.)
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NEWS RELEASE
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Atlanta, GA
Nov. 5, 2010
Forward-Looking Statements
Statements contained in this press release regarding the Company’s expectations for its financial results for 2010 and the potential for various businesses and products are forward-looking statements. Actual results could differ materially from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...
•	economic conditions in the U.S. and abroad and their effect on capital spending in our principal markets;
•	difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our results;
•	our successful completion of technological development programs and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors;
•	U.S. defense budget pressures on near-term spending priorities and contract-award schedules;
•	uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;
•	volatility of foreign currency exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and on the cost structure of the our operations outside the U.S., as well as the potential for realizing foreign exchange gains and losses associated with assets and liabilities denominated in foreign currencies;
•	successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;
•	changes in our consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings, changes in tax laws, including the provisions of the U.S. tax law that have not been extended for 2010, such as the research and development credit, and the extent to which deferred tax assets are considered realizable;
•	successful transition of products from development stages to an efficient manufacturing environment;
•	changes in the rates at which our products are returned for repair or replacement under warranty;
•	customer response to new products and services, and general conditions in our target markets (such as logistics, space-based communications and commercial and private aviation) and whether these responses and conditions develop according to our expectations;
•	the increased potential for asset impairment charges as unfavorable economic or financial market conditions or other developments might affect the estimated fair value of one or more of our business units;
•	the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;
•	the availability of financing for various mobile and high-speed data communications systems;
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NEWS RELEASE (Continued) Atlanta, GA Nov. 5, 2010
•	risk that unsettled conditions in the credit markets may make it more difficult for some customers to obtain financing and adversely affect their ability to pay, which in turn could have an adverse impact on our business, operating results and financial condition;
•	development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;
•	the demand growth for various mobile and high-speed data communications services;
•	our ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills;
•	our ability to effectively integrate our acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquired businesses, products or technologies do not perform as expected, are subject to undisclosed or unanticipated liabilities, or are otherwise dilutive to our earnings;
•	the potential effects, on cash and results of discontinued operations, of final resolution of potential liabilities under warranties and representations that we made, and obligations assumed by purchasers, in connection with our dispositions of discontinued operations;
•	the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which we must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule;
•	uncertainties associated with U.S. export controls and the export license process, which restrict our ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce our ability to obtain sales from customers outside the U.S. or to perform contracts with the desired level of efficiency or profitability; and
•	our ability to maintain compliance with the requirements of the Federal Aviation Administration and the Federal Communications Commission, and with other government regulations affecting our products and their production, service and functioning.
Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009.
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NEWS RELEASE (Continued) Atlanta, GA Nov. 5, 2010
EMS Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per-share data)
Unaudited

	Three Months Ended		Nine Months Ended
	October 2	October 3	October 2	October 3
	2010	2009	2010	2009
Net sales	$85.7	85.7	257.1	274.9
Cost of sales	54.5	57.7	163.9	186.4

Gross profit	31.2	28.0	93.2	88.5
Selling, general and administrative	22.0	20.5	65.8	65.4
Research and development	4.9	5.1	15.0	13.8
Impairment loss on goodwill related charges	—	—	0.4	—
Acquisition-related items	—	(0.2)	0.6	5.3

Operating income	4.3	2.6	11.4	4.0
Interest income	0.1	—	0.3	0.2
Interest expense	(0.5)	(0.5)	(1.5)	(1.9)
Foreign exchange loss	—	(0.2)	(0.4)	1.0
Acquisition-related FX adjustment	—	—	—	(1.4)

Earnings from continuing operations before income taxes	3.9	1.9	9.8	1.9
Income tax (expense) benefit	(0.4)	4.1	(1.9)	4.3

Earnings from continuing operations	3.5	6.0	7.9	6.2

Loss from discontinued operations net of tax	—	(0.7)	—	(0.7)

Net earnings	$3.5	5.3	7.9	5.5

Net (loss) earnings per share:
From continuing operations	$0.23	0.39	0.52	0.41
From discontinued operations	—	(0.05)	—	(0.05)

Earnings per share	$0.23	0.34	0.52	0.36

Outstanding shares — diluted	15.3	15.3	15.2	15.3

Supplemental data from continuing operations:
Adjusted EBITDA	$9.5	7.7	28.1	27.2
Adjusted EPS	0.23	0.38	0.57	0.85

Net cash provided by operating activities	16.1	10.9	22.3	33.0
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NEWS RELEASE (Continued) Atlanta, GA Nov. 5, 2010
EMS Technologies, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(In millions)
Unaudited

	October 2	December 31
	2010	2009

Assets
Cash and cash equivalents	$49.7	47.2
Trade accounts receivable	65.3	61.0
Revenue in excess of billings on long-term contracts	17.4	25.3
Inventories	48.8	40.7
Other current assets	14.5	23.3

Current assets	195.7	197.5
Net property, plant and equipment	48.1	47.9
Goodwill	60.5	60.3
Other assets	69.6	68.4

	$373.9	374.1

Liabilities and Shareholders’ Equity
Current installments of long-term debt	$1.5	1.4
Accounts payable	28.5	27.3
Other current liabilities	55.4	70.6

Current liabilities	85.4	99.3
Long-term debt, less current installments	28.2	26.4
Other noncurrent liabilities	12.2	11.3
Shareholders’ equity	248.1	237.1

	$373.9	374.1

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NEWS RELEASE (Continued)

Atlanta, GA
Nov. 5, 2010
EMS Technologies, Inc. and Subsidiaries
Segment Data
(In millions)
Unaudited

	Three Months Ended		Nine Months Ended
	October 2	October 3	October 2	October 3
	2010	2009	2010	2009
Net sales
Aviation	$24.1	25.7	75.7	93.6
LXE	35.6	26.2	102.5	80.0
Defense & Space	16.8	23.0	50.1	75.1
Global Tracking	9.4	10.8	29.8	26.2
Less intercompany sales	(0.2)	—	(1.0)	—

Total	$85.7	85.7	257.1	274.9

Operating income (loss)
Aviation	$1.5	(0.4)	3.6	8.4
LXE	2.1	(1.3)	5.1	(6.2)
Defense & Space	1.6	2.1	4.3	7.3
Global Tracking	0.1	0.9	0.9	0.1
Corporate & Other	(1.0)	1.1	(1.5)	(0.3)
Impairment loss and related charges	—	—	(0.4)	—
Acquisition-related items	—	0.2	(0.6)	(5.3)

Total	$4.3	2.6	11.4	4.0

Adjusted EBITDA
Aviation	$3.4	1.8	9.3	15.5
LXE	3.2	(0.4)	8.0	(3.6)
Defense & Space	2.3	3.1	6.8	10.1
Global Tracking	0.9	1.5	3.6	3.3
Corporate & Other	(0.3)	1.7	0.4	1.9

Total	$9.5	7.7	28.1	27.2

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NEWS RELEASE (Continued)

Atlanta, GA
Nov. 5, 2010
This press release contains information regarding our net earnings and earnings per share, excluding impairment loss related charges, acquisition-related items, and an acquisition-related foreign exchange adjustment, and earnings before interest expense, income taxes, depreciation and amortization and excluding impairment loss related charges, the acquisition-related items and acquisition-related foreign exchange adjustment (“Adjusted EBITDA”). The Company believes that earnings that are based on these non-GAAP financial measures provide useful information to investors, lenders and financial analysts because (i) these measures are more comparable with the results for prior fiscal periods, and (ii) by excluding the potential volatility related to the timing and extent of non-operating activities, such as acquisitions or revisions of the estimated value of post-closing earn-outs, such results provide a useful means of evaluating the success of the Company’s ongoing operating activities.  Also, the Company uses this information, together with other appropriate metrics, to set goals for and measure the performance of its operating businesses, to determine management’s incentive compensation, and to assess the Company’s compliance with debt covenants. Management further considers Adjusted EBITDA an important indicator of operational strengths and performance of its businesses. EBITDA measures are used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and evaluate performance. Management believes that Adjusted EBITDA facilitates comparisons of our results of operations with those of companies having different capital structures. In addition, a measure similar to Adjusted EBITDA is a component of our bank lending agreement, which requires certain levels of Adjusted EBITDA to be achieved by the Company. This information should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with GAAP. In addition, because EBITDA and adjustments to EBITDA are not determined consistently by all entities, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.
Following is a reconciliation of our net earnings and earnings per share to the non-GAAP financial measures that exclude impairment loss related charges, acquisition-related items and an acquisition-related foreign exchange adjustment for the third quarter and first nine months of 2010 and 2009 (in millions, except per share data — unaudited):

	Three Months Ended				Nine Months Ended
	October 2, 2010		October 3, 2009		October 2, 2010		October 3, 2009
	Net	Earnings	Net	Earnings	Net	Earnings	Net	Earnings
	earnings	per share	earnings	per share	earnings	per share	earnings	per share
From continuing operations:
As reported	$3.5	0.23	6.0	0.39	7.9	0.52	6.2	0.41
Impairment loss and related charges, net of tax	—	—	—	—	0.2	0.01	—	—
Acquisition-related items	—	—	(0.2)	(0.01)	0.6	0.04	5.3	0.35
Acquisition-related foreign exchange adjustment	—	—	—	—	—	—	1.4	0.09

As adjusted	$3.5	0.23	5.8	0.38	8.7	0.57	12.9	0.85

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NEWS RELEASE (Continued) Atlanta, GA Nov. 5, 2010
Following is a reconciliation of net earnings to Adjusted EBITDA and earnings (loss) before income taxes to Adjusted EBITDA by segment, for the three months and nine months ended October 2, 2010 and October 3, 2009 (in millions — unaudited):

					Corp &
	Aviation	LXE	D&S	GT	Other	Total
Three Months Ended October 2, 2010
Net earnings						$3.5
Income tax expense						0.4

Earnings (loss) from continuing operations before income taxes	$1.4	2.4	1.7	(0.1)	(1.5)	3.9
Interest expense	—	—	—	—	0.5	0.5
Depreciation and amortization	1.9	0.8	0.6	1.0	0.3	4.6
Stock-based compensation	0.1	—	—	—	0.4	0.5

Adjusted EBITDA	$3.4	3.2	2.3	0.9	(0.3)	$9.5

Nine Months Ended October 2, 2010
Net earnings						$7.9
Income tax expense						1.9

Earnings (loss) from continuing operations before income taxes	$3.2	5.3	4.3	0.8	(3.8)	9.8
Interest expense	—	—	—	—	1.5	1.5
Depreciation and amortization	5.9	2.5	2.3	2.7	1.0	14.4
Impairment loss on goodwill related charges	—	—	—	—	0.4	0.4
Stock-based compensation	0.2	0.2	0.2	0.1	0.7	1.4
Acquisition-related items	—	—	—	—	0.6	0.6

Adjusted EBITDA	$9.3	8.0	6.8	3.6	0.4	$28.1

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NEWS RELEASE (Continued) Atlanta, GA Nov. 5, 2010

					Corp &
	Aviation	LXE	D&S	GT	Other	Total
Three Months Ended October 3, 2009
Net earnings						$5.3
Loss from discontinued operations						0.7
Income tax benefit						(4.1)

Earnings (loss) from continuing operations before income taxes	$(0.4)	(1.2)	2.2	0.6	0.7	1.9
Interest expense	—	—	—	—	0.5	0.5
Depreciation and amortization	2.2	0.7	0.8	0.9	0.3	4.9
Stock-based compensation	—	0.1	0.1	—	0.4	0.6
Acquisition-related items	—	—	—	—	(0.2)	(0.2)

Adjusted EBITDA	$1.8	(0.4)	3.1	1.5	1.7	$7.7

Nine Months Ended October 3, 2009
Net earnings						$5.5
Loss from discontinued operations						0.7
Income tax benefit						(4.3)

Earnings (loss) from continuing operations before income taxes	$9.0	(6.4)	7.4	0.5	(8.6)	1.9
Interest expense	—	—	—	—	1.9	1.9
Depreciation and amortization	6.4	2.6	2.5	2.8	0.8	15.1
Stock-based compensation	0.1	0.2	0.2	—	1.1	1.6
Acquisition-related items	—	—	—	—	5.3	5.3
Acquisition-related foreign exchange adjustment	—	—	—	—	1.4	1.4

Adjusted EBITDA	$15.5	(3.6)	10.1	3.3	1.9	$27.2

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NEWS RELEASE (Continued) Atlanta, GA Oct. 19, 2010

For further information please contact:	Gary B. Shell
Chief Financial Officer
(770) 729-6512
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